                                                           Exhibit No. EX-99.d.3

                        UMB Scout Funds, on behalf of the
       UMB Scout Stock Fund, UMB Scout Growth Fund and UMB Scout Bond Fund

                   Fee Waiver and Expense Assumption Agreement

     Agreement,  made  effective  as of the 31st  day of  October  2006,  by and between UMB Scout Funds, a Delaware statutory trust (the "Trust"),  on behalf of its UMB Scout Stock Fund,  UMB Scout  Growth Fund and UMB Scout Bond Fund series
(individually,  a "Fund" and,  collectively,  the "Funds"), and Scout Investment
Advisors, Inc., a Missouri corporation (the "Advisor").

     The Advisor  hereby agrees to reduce all or a portion of its advisory fees, and, if necessary,  to assume certain other expenses (to the extent permitted by the  Internal  Revenue  Code of 1986,  as amended)  of the Funds,  to the extent necessary  so that the Funds'  Total  Annual  Operating  Expenses,  for a period commencing on the date of this Agreement through October 31, 2007, do not exceed the following levels:

o        0.90% of average daily net assets for UMB Scout Stock Fund
o        0.90% of average daily net assets for UMB Scout Growth Fund
o        0.87% of average daily net assets for UMB Scout Bond Fund
      (collectively referred to hereinafter as the "Annual Expense Limits")

     If a Fund's Total Annual  Operating  Expenses are below the Annual  Expense
Limit for that Fund,  the Trust,  on behalf of the Fund with expenses  below its
Annual Expense Limit,  may reimburse the Advisor for any fees previously  waived and/or  expenses  previously  assumed  to the  extent  that the  amount  of such reimbursement  does not cause that Fund's  Total  Annual  Operating  Expenses to exceed the Annual  Expense  Limit for the Fund.  The Trust is not  obligated  to reimburse  the  Advisor for waived  fees or  expenses  that were  assumed by the
Advisor more than thirty-six months prior to the date of any such reimbursement.

     This Agreement may not be assigned by the Advisor without the prior consent of the Trust. This Agreement shall automatically  terminate upon the termination of the Advisory Agreement or in the event of merger or liquidation of the Fund.

     The parties  hereto have caused this  Agreement  to be executed on the 13th day of October 2006.

                               UMB SCOUT FUNDS

                               By:  /s/ C. Warren Green

                               Name and Title:  C. Warren Green, Treasurer and
                                 Principal Financial Officer

                               SCOUT INVESTMENT ADVISORS, INC.

                               By: /s/ Gary W. Dicenzo

                               Name and Title:  Gary Dicenzo, EVP